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                                                                      EXHIBIT 11
Computation of Earnings Per Share

         See Note 6. of Notes to Interim Consolidated Financial Statements for a reconciliation of basic and diluted earnings per share for the three- and six-month periods ending June 30, 2002 and 2001.